EXHIBIT 99.1

PRESS RELEASE
Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Second Quarter Financial Results and Outlook

NEW YORK, N.Y., August 8, 2017 - Steel Partners Holdings L.P. (NYSE: SPLP), a diversified global holding company, today announced operating results for the second quarter and six months ended June 30, 2017. For a full discussion of the results, please see the Company's Form 10-Q as filed with the U.S. Securities and Exchange Commission, which can be found at www.steelpartners.com.

Steel Partners reported that revenue for the 2017 second quarter increased to $358.4 million, from $281.4 million for the same period in 2016. Income before taxes, associated companies and other investments held at fair value advanced to $26.1 million in the second quarter of 2017, from $14.4 million in the comparable 2016 period. Net income attributable to the Company's common unitholders for the 2017 second quarter rose to $11.3 million, or $0.41 per diluted common unit, from $9.2 million, or $0.35 per diluted common unit, for the same period in 2016.

For the six months ended June 30, 2017, revenues increased to $681.7 million, from $528.2 million for the same period of 2016. Income before taxes, associated companies and other investments held at fair value was $23.5 million for the first half of 2017, compared with $25.9 million in the same period of 2016. Net income attributable to the Company's common unitholders for the first six months of 2017 was $7.2 million, or $0.27 per diluted common unit, as compared to $11.2 million, or $0.42 per diluted common unit, for the same period in 2016.

Results for the quarter and six months ended June 30, 2017, and the comparable periods in 2016, include certain significant transaction-related and integration charges associated with the Company's recently completed acquisitions, as well as other non-cash income or loss from associated companies and other investments held at fair value, net of taxes, which are allocated by segment. The six-month period ended June 30, 2017 also reflects an accrual for incentive unit expense of $4.9 million based on an increase in the market price of the Company's common units.

Steel Partners generated a 31.3% increase in Adjusted EBITDA for the second quarter of 2017 to $50.4 million, from $38.4 million for the same period in 2016. The current quarter's Adjusted EBITDA reflects a higher contribution from the Diversified Industrial and Energy segments and lower corporate expenses, partially offset by a lower contribution from the Financial Services segment. For the six-month period, Steel Partners generated a 17.1% increase in Adjusted EBITDA to $80.7 million, from $68.9 million for the same period last year. The Company is presenting Adjusted EBITDA to assist investors with their understanding of Steel Partners' results of operations and financial condition. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

"Operating results for the second quarter reflected solid performances by our Diversified Industrial and Energy segments, including contributions from acquired operations, along with reduced corporate expense, partially offset by lower contributions from our Financial Services segment," said Warren Lichtenstein, Executive Chairman of Steel Partners. "While expectations for the quarter and first half of 2017 were achieved, the high end of the Adjusted EBITDA guidance range for the remainder of the year has been adjusted downward to reflect the outlook in our Diversified Industrial segment, including weaker than anticipated demand, a shift in product mix, and expected higher material costs, partially offset by an improved outlook in our Financial Services and Energy segments."

Based on current information, Steel Partners expects 2017 third quarter revenue between $327 million and $380 million and Adjusted EBITDA between $37 million and $45 million. The Company anticipates revenue for the full 2017 year between $1.3 billion and $1.4 billion and Adjusted EBITDA between $151 million and $168 million.

On June 26, 2017, Steel Partners and Handy & Harman Ltd. (NASDAQ CM: "HNH") announced they have entered into a definitive merger agreement, pursuant to which Steel Partners will make an offer to exchange, for each outstanding share of HNH common stock not already owned by Steel Partners or its affiliates, 1.484 6.0% Series A preferred units of Steel Partners. Consummation of the offer is subject to customary conditions, including the tender of a number of shares of HNH's common stock that constitutes at least a majority of HNH's outstanding shares not owned by Steel Partners or its affiliates. Steel Partners currently beneficially owns approximately 70.0% of HNH's outstanding shares. If the transaction is completed, Handy & Harman will no longer be publicly traded.

Financial Summary

(in thousands, except per common unit)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$358,391	$281,402	$681,710	$528,195
Costs and expenses	332,325	266,975	658,198	502,251
Income before taxes, associated companies and other investments held at fair value	26,066	14,427	23,512	25,944
Income tax provision	10,416	6,288	17,262	10,023
(Income) loss of associated companies and other investments held at fair value, net of taxes	(68)	(1,720)	(6,370)	3,718
Net income	15,718	9,859	12,620	12,203
Net income attributable to noncontrolling interests in consolidated entities	(4,465)	(650)	(5,449)	(1,032)
Net income attributable to common unitholders	$11,253	$9,209	$7,171	$11,171

Net income per common unit - basic	$0.43	$0.35	$0.27	$0.42
Net income per common unit - diluted	$0.41	$0.35	$0.27	$0.42

Segment Results

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Diversified industrial	$303,816	$241,472	$584,030	$448,072
Energy	34,035	21,715	61,351	41,714
Financial services	20,540	18,215	36,329	38,409
Total	$358,391	$281,402	$681,710	$528,195

Income (loss) before income taxes:
Diversified industrial	$21,853	$12,444	$29,799	$24,853
Energy	(1,505)	2	(9,282)	(3,022)
Financial services	10,844	11,239	18,467	24,107
Corporate and other	(5,058)	(7,538)	(9,102)	(23,712)
Income before income taxes	26,134	16,147	29,882	22,226
Income tax provision	10,416	6,288	17,262	10,023
Net income	$15,718	$9,859	$12,620	$12,203

Income (loss) of associated companies and other investments held at fair value, net of taxes:
Diversified industrial	$—	$5,969	$—	$8,078
Energy	1,471	(220)	2,270	6,090
Corporate and other	(1,403)	(4,029)	4,100	(17,886)
Total	$68	$1,720	$6,370	$(3,718)

Supplemental Non-GAAP Disclosures

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Segment Income (U.S. GAAP):
Diversified industrial	$21,853	$12,444	$29,799	$24,853
Energy	(1,505)	2	(9,282)	(3,022)
Financial services	10,844	11,239	18,467	24,107
Corporate and other	(5,058)	(7,538)	(9,102)	(23,712)
Income before income taxes	$26,134	$16,147	$29,882	$22,226

Segment Adjusted EBITDA:
Diversified industrial	$39,886	$30,077	$67,084	$52,214
Energy	2,311	(167)	675	(2,815)
Financial services	10,554	11,306	18,247	24,328
Corporate and other	(2,306)	(2,787)	(5,302)	(4,825)
Adjusted EBITDA	$50,445	$38,429	$80,704	$68,902

Adjusted EBITDA Reconciliation:
Net income	$15,718	$9,859	$12,620	$12,203
Income tax provision	10,416	6,288	17,262	10,023
Income before income taxes	26,134	16,147	29,882	22,226
Add (Deduct):
(Income) loss of associated companies and other investments held at fair value, net of taxes	(68)	(1,720)	(6,370)	3,718
Interest expense	4,893	2,332	9,299	4,365
Depreciation and amortization	17,428	13,865	35,708	27,329
Non-cash asset impairment charges	—	7,858	—	9,328
Non-cash pension expense	1,615	997	3,187	1,973
Non-cash stock-based compensation	93	820	6,420	2,211
Amortization of fair value adjustments to acquisition-date inventories	—	984	—	984
Realized and unrealized gains and losses on investments, net	(139)	(2,106)	767	(3,282)
Other items, net	489	(748)	1,811	50
Adjusted EBITDA	$50,445	$38,429	$80,704	$68,902

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the U.S. Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about SPLP, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss before the effects of income or loss from investments in associated companies and other investments held at fair value, interest expense, taxes, depreciation and amortization, non-cash pension expense or income, and realized and unrealized gains or losses on investments and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or loss, or cash flows from operating, investing or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized losses investments, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•	Adjusted EBITDA does not reflect income or loss from the Company's investments in associated companies and other investments held at fair value;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on its investments;

•	Adjusted EBITDA does not include non-cash charges for pension expense and stock-based compensation; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing SPLP.

The Company reconciles Adjusted EBITDA to net income or loss, which does not include amounts reported under U.S. GAAP related to noncontrolling interests in consolidated entities, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

About Steel Partners Holdings L.P.

Steel Partners Holdings L.P. is a diversified global holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests. It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking and youth sports.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. SPLP has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate" and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2017 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2016 and the Company's Form 10-Q for the quarterly period ended June 30, 2017, for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Investor contact:    PondelWilkinson Inc.

Roger S. Pondel, 310-279-5965
rpondel@pondel.com